Exhibit 99.1
For Immediate Release

Contact:	(News Media) Barbara Ciesemier +1.312.396.7461
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Reports Fourth Quarter and Full Year 2015 Results
Continued growth in operating earnings and the enterprise

Carmel, Ind., February 10, 2016 - CNO Financial Group, Inc. (NYSE: CNO) today announced fourth quarter of 2015 operating earnings (1) of $97.0 million, or 52 cents per diluted share, compared to $69.1 million, or 34 cents per diluted share, in the fourth quarter of 2014. For the full year 2015, CNO reported operating earnings (1) of $274.7 million, or $1.41 per diluted share, compared to $276.9 million, or $1.27 per diluted share in 2014.
"The strength of our company and core businesses shone through in the year with solid earnings, margins, cash flows and capital," said Ed Bonach, CEO of CNO. "I am also pleased that we grew the enterprise and extended our reach in serving the middle market while continuing to maintain pricing discipline."
Fourth Quarter 2015 Highlights

•	Sales, as defined by total new annualized premium ("NAP") (2): $111.0 million, down 3% from 4Q14

•	Collected premiums from our operating segments: $884.1 million, down slightly from 4Q14

•
Net income per diluted share: 73 cents in 4Q15 (including 17 cents from the release of the valuation allowance for deferred tax assets) compared to 41 cents in 4Q14 (including 17 cents from the release of the valuation allowance for deferred tax assets and other tax items)

•	Net operating income (1) per diluted share: 52 cents in 4Q15 compared to 34 cents in 4Q14

•	Unrestricted cash and investments held by our holding company were $382 million at December 31, 2015

•	Common stock repurchases of $54.0 million and dividends of $13.0 million in 4Q15
Full Year 2015 Highlights

•	Sales, as defined by total NAP (2): $426.4 million, up slightly from 2014

•	Issued 3% more new policies in 2015 than in 2014, resulting in approximately 3.5 million policies in-force (including third party policies sold by Bankers Life agents)

•	Collected premiums from our continuing operating segments (3): $3,403.9 million, up 1% from 2014

•
Net income per diluted share: $1.39 in 2015 compared to 24 cents in 2014 (including $(1.24) from the net loss on the sale of Conseco Life Insurance Company ("CLIC") and gain on reinsurance transactions and 25 cents from the release of the valuation allowance for deferred taxes and other tax items)

•	Net operating income (1) per diluted share: $1.41 in 2015 compared to $1.27 in 2014

•
Consolidated risk-based capital ratio was estimated at 449% at December 31, 2015 compared to 431% at December 31, 2014, reflecting estimated 2015 statutory operating earnings of $350 million and insurance company dividends to the holding company of $265.7 million during 2015

•	Common stock repurchases of $365.2 million and dividends of $52.0 million in 2015

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CNO Financial (2)
February 10, 2016

Quarterly Segment Operating Results

	Three months ended
	December 31,
	2015	2014
	(Dollars in millions, except per share data)
EBIT (5):
Bankers Life	$121.2	$103.5
Washington National	32.3	20.2
Colonial Penn	6.7	2.8
EBIT from business segments	160.2	126.5
Corporate Operations, excluding corporate interest expense	(.7)	(8.8)
EBIT	159.5	117.7
Corporate interest expense	(11.3)	(10.8)
Operating earnings before taxes	148.2	106.9
Tax expense on operating income	51.2	37.8
Net operating income (1)	97.0	69.1
Adjustment to loss on sale of CLIC (including impact of taxes)	—	2.9
Net realized investment gains (losses) (net of related amortization and taxes)	(10.3)	(2.3)
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	9.4	(11.4)
Fair value changes related to agent deferred compensation plan (net of taxes)	9.8	(9.8)
Valuation allowance for deferred tax assets and other tax items	32.5	34.1
Other	(1.1)	1.3
Net income	$137.3	$83.9

Per diluted share:
Net operating income	$.52	$.34
Adjustment to loss on sale of CLIC (including impact of taxes)	—	.01
Net realized investment gains (losses) (net of related amortization and taxes)	(.05)	(.01)
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	.05	(.05)
Fair value changes related to agent deferred compensation plan (net of taxes)	.05	(.05)
Valuation allowance for deferred tax assets and other tax items	.17	.17
Other	(.01)	—
Net income	$.73	$.41

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CNO Financial (3)
February 10, 2016

The following table summarizes the financial impact of significant items on our 4Q15 net operating income (dollars in millions, except per share amounts):

	Three months ended
	December 31, 2015*
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$121.2	$(32.1)	$89.1
Washington National	32.3	(1.0)	31.3
Colonial Penn	6.7	—	6.7
EBIT from business segments	160.2	(33.1)	127.1
Corporate Operations, excluding corporate interest expense	(.7)	(4.2)	(4.9)
EBIT (5)	159.5	(37.3)	122.2
Corporate interest expense	(11.3)	—	(11.3)
Operating earnings before taxes	148.2	(37.3)	110.9
Tax expense on operating income	51.2	(11.6)	39.6
Net operating income	$97.0	$(25.7)	$71.3

Net operating income per diluted share	$.52	$(.14)	$.38

The significant items in 4Q15 included: (i) adjustments arising from our comprehensive annual actuarial review of assumptions including $25.8 million of favorable impacts in the Bankers Life segment and $1.0 million of favorable impacts in the Washington National segment; (ii) the $6.3 million release of long-term care reserves (net of the reduction in insurance intangibles) due to the impact of policyholder actions following rate increases; and (iii) the $4.2 million impact of current market conditions on the value of investments backing our Company-owned life insurance ("COLI") used as a vehicle to fund Bankers Life's agent deferred compensation plan. It should be noted that changes in the value of COLI investments are not subject to income tax.
* See page 11 for the table of Net Operating Income Excluding Significant Items for the three months ended December 31, 2014.
Segment Results
Bankers Life markets and distributes a variety of insurance products to middle-income Americans at or near retirement through a dedicated field force of career agents. NAP in 4Q15 was $69.1 million, down 6 percent from 4Q14. NAP for the year ended December 31, 2015, was $251.9 million, down 4 percent from 2014. Sales results for the quarter primarily reflect reductions in life sales. We experienced weaker recruiting results in 2015 compared to 2014, with new contracts down 3 percent, resulting in a 2 percent decrease in average producing agents.
Collected premiums were down slightly in 4Q15 compared to 4Q14, driven by a decrease in premiums from long-term care products, partially offset by an increase in premiums from fixed index annuity products. Annuity account values, on which spread income is earned, increased 1 percent to $7.6 billion in 4Q15 compared to 4Q14, driven by sales and strong persistency. Total policies in-force increased 2% in 2015, including an 11% increase in third party policies sold by Bankers Life's agents.
Pre-tax operating earnings in 4Q15 compared to 4Q14 were up $17.7 million, or 17 percent. Pre-tax operating earnings of $121.2 million included $25.8 million of positive impacts from our comprehensive annual actuarial review including the net impact from model enhancements and changes in assumptions related to mortality, long-term interest rates and the spread earned on fixed index annuities. In addition, 4Q15 earnings reflected $2.8 million of higher investment income from bond prepayments compared to 4Q14.

CNO Financial (4)
February 10, 2016

Pre-tax operating earnings in 4Q14 of $103.5 million included significant items of $9 million, comprised of: (i) $6 million of positive impacts from our comprehensive annual actuarial review including impacts from model enhancements, net of changes in assumptions related to mortality and long-term interest rates; and (ii) the receipt of a $3 million settlement related to the early termination in 2013 of a PDP quota-share agreement.
The long-term care interest-adjusted benefit ratio was 79.6 percent in 4Q15, higher than the 4Q14 ratio of 77.8 percent, but lower than the 3Q15 ratio of 83.8 percent. As previously disclosed, the ratios in the 2015 periods reflect the impact of refinements to the build of the future loss reserve. In addition, the 4Q15 ratio was favorably impacted by $7 million of one-time reserve releases related to policyholder decisions to surrender or reduce coverage following rate increases. The 4Q15 long-term care interest-adjusted benefit ratio excluding the favorable reserve releases related to rate increases was 85.5 percent. We currently expect the long-term care interest-adjusted benefit ratio to be in the range of 81 percent to 86 percent during 2016, excluding the reserve-related impacts of rate increase actions. We expect that the impacts of rate increases will favorably impact the interest-adjusted benefit ratio in 2016.
Pre-tax operating earnings in 4Q15 reflected a Medicare supplement benefit ratio of 70.8 percent, slightly higher than the 4Q14 ratio of 70.0 percent. The Medicare supplement benefit ratio for 2015 was 69.6 percent, in line with our expectations. We currently expect the Medicare supplement benefit ratio to be in the range of 70 percent to 73 percent during 2016.
Washington National markets and distributes supplemental health and life insurance to middle-income consumers through a wholly-owned subsidiary and independent insurance agencies. NAP in 4Q15 was $26.3 million, flat with 4Q14, reflecting a 12 percent increase in the worksite market, offset by a 7 percent decrease in individual sales. NAP for the year ended December 31, 2015, was $100.4 million, up 1 percent from 2014. At Performance Matters Associates ("PMA"), our wholly-owned marketing organization, the average number of producing agents was up 8 percent in 2015.
Collected premiums from the segment's supplemental health block were up 3 percent in 4Q15 compared to 4Q14, driven by sales and persistency.
Pre-tax operating earnings in 4Q15 compared to 4Q14 were up $12.1 million primarily resulting from adjustments related to our comprehensive annual actuarial reviews in 4Q14.
Pre-tax operating earnings in 4Q14 of $20.2 million were negatively impacted by $10 million primarily related to the impact of loss recognition on a closed block of payout annuities resulting from changes in assumptions related to long-term interest rates and mortality experience. Pre-tax operating earnings in 4Q15 included $1 million of positive impacts from our comprehensive annual actuarial review of assumptions, primarily related to fixed index annuities.
The supplemental health interest-adjusted benefit ratio was 57.5 percent in 4Q15, higher than the 4Q14 ratio of 54.4 percent, but in line with our expectations. We currently expect the supplemental health interest-adjusted benefit ratio to be in the range of 56 percent to 59 percent during 2016.
Colonial Penn markets primarily graded benefit and simplified issue life insurance directly to customers through television advertising, direct mail, the internet and telemarketing. NAP in 4Q15 was $15.6 million, up 5 percent from 4Q14, driven by enhanced diversification of sales and multiple sales productivity initiatives. NAP for the year ended December 31, 2015, was $74.1 million, up 15 percent from 2014.
Collected premiums were up 8 percent in 4Q15 compared to 4Q14, driven by increased sales and steady persistency.
Pre-tax operating earnings in 4Q15 of $6.7 million were up $3.9 million compared to 4Q14, and full year pre-tax operating earnings of $5.6 million were up $4.8 million from 2014, reflecting both the growth of the block and improved marketing effectiveness. In-force EBIT in 4Q15 was $14.8 million, up 31 percent from 4Q14, while full year 2015 in-force EBIT was $53.6 million, up 8 percent from 2014, both primarily reflecting growth in the block.
Recognizing the accounting standard related to deferred acquisition costs, the amount of our investment in new business during a particular period will have a significant impact on this segment's results. We expect this segment to report earnings in 2016 in the range of breakeven to $6 million, but because of the seasonality of advertising

CNO Financial (5)
February 10, 2016

spend, we expect a loss in the $8 million to $10 million range in 1Q16. The range of earnings we expect to report in 2016 reflects uncertainty related to how the U.S. presidential election will impact the cost of television advertising.
Corporate Operations includes our investment advisory subsidiary and corporate expenses.
Pre-tax losses in 4Q15 were $.7 million compared to $8.8 million of losses in 4Q14 primarily reflecting more favorable investment returns and lower expenses in 4Q15.
Non-Operating Items
Net realized investment losses in 4Q15 were $10.3 million (net of related amortization and taxes) including total other-than-temporary impairment losses of $18.3 million recorded in earnings. Net realized investment losses in 4Q14 were $2.3 million (net of related amortization and taxes) including total other-than-temporary impairment losses of $12.6 million recorded in earnings.
During 4Q15 and 4Q14, we recognized an increase (decrease) in earnings of $9.4 million and $(11.4) million, respectively, resulting from changes in the estimated fair value of embedded derivative liabilities related to our fixed index annuities, net of related amortization and income taxes. Such amount includes the impacts of changes in market interest rates used to determine the derivative's estimated fair value.
In 4Q14, we recognized a reduction to the loss on the sale of CLIC of $2.9 million to reflect the determination of the final sales price and net proceeds.
During 4Q15 and 4Q14, we recognized an increase (decrease) in earnings of $9.8 million and $(9.8) million, respectively, net of taxes, for the mark-to-market change in the agent deferred compensation plan liability which was impacted by changes in the underlying actuarial assumptions used to value the liability. We recognize the mark-to-market change in the estimated value of this liability through earnings as assumptions change.
In 4Q15, we reduced the valuation allowance for deferred tax assets by $32.5 million primarily related to higher actual and projected non-life income. In 4Q14, we reduced the valuation allowance for deferred tax assets by $34.1 million primarily related to higher actual non-life income, including the impacts of tax audit adjustments.
Statutory (based on non-GAAP measures) and GAAP Capital Information
Our consolidated statutory risk-based capital ratio was approximately 449% at December 31, 2015, reflecting 4Q15 and full year 2015 consolidated statutory operating earnings of $124 million and $350 million, respectively, and the payment of net insurance company dividends to the holding company of $88.5 million during 4Q15 and $265.7 million during the year.
During the fourth quarter of 2015, we repurchased $54.0 million of common stock under our securities repurchase program (including $3.7 million of repurchases settled in 1Q16). We repurchased 2.8 million common shares at an average cost of $19.18 per share. During 2015, we repurchased 20.6 million common shares at a total cost of $365.2 million. CNO anticipates repurchasing common stock in the range of $275 million to $375 million in 2016, absent compelling alternatives. As of December 31, 2015, we had 184.0 million shares outstanding and had authority to repurchase up to an additional $455.7 million of our common stock. During 4Q15, dividends paid on common stock totaled $13.0 million.
Book value per diluted share, excluding accumulated other comprehensive income (loss) (6), increased to $20.05 at December 31, 2015, compared to $18.75 at December 31, 2014.
Our debt-to-total capital ratio, excluding accumulated other comprehensive income (4) at December 31, 2015, was 19.6 percent, an increase of 280 basis points from December 31, 2014, reflecting the previously announced completion of our debt refinancing transactions. Unrestricted cash and investments held by our holding company were $382 million at December 31, 2015, compared to $345 million at December 31, 2014, reflecting a portion of the proceeds from our debt refinancing transactions, partially offset by common stock repurchases and dividend and debt payments.

CNO Financial (6)
February 10, 2016

Earnings and Outlook Conference Call
The Company will host a conference call at 9:00 a.m. (EST) on Thursday, February 11, 2016 to discuss fourth quarter 2015 results and provide the outlook for select financial metrics and excess capital deployment plans. The webcast can be accessed through the Investors section of the company's website: http://ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company's website.
About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

- Tables Follow -

CNO Financial (7)
February 10, 2016

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)
(unaudited)

	December 31, 2015	December 31, 2014
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: 2015 - $18,947.0; 2014 - $18,408.1)	$19,882.9	$20,634.9
Equity securities at fair value (cost: 2015 - $447.4; 2014 - $400.5)	463.0	419.0
Mortgage loans	1,721.0	1,691.9
Policy loans	109.4	106.9
Trading securities	262.1	244.9
Investments held by variable interest entities	1,633.6	1,367.1
Other invested assets	415.1	443.6
Total investments	24,487.1	24,908.3
Cash and cash equivalents - unrestricted	432.3	611.6
Cash and cash equivalents held by variable interest entities	364.4	68.3
Accrued investment income	237.0	242.9
Present value of future profits	449.0	489.4
Deferred acquisition costs	1,083.3	770.6
Reinsurance receivables	2,859.3	2,991.1
Income tax assets, net	898.8	758.7
Assets held in separate accounts	4.7	5.6
Other assets	309.2	309.4
Total assets	$31,125.1	$31,155.9
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Liabilities for insurance products:
Policyholder account balances	$10,762.3	$10,707.2
Future policy benefits	10,602.1	10,835.4
Liability for policy and contract claims	487.8	468.7
Unearned and advanced premiums	286.3	291.8
Liabilities related to separate accounts	4.7	5.6
Other liabilities	707.8	587.6
Investment borrowings	1,548.1	1,519.2
Borrowings related to variable interest entities	1,676.4	1,271.9
Notes payable – direct corporate obligations	911.1	780.3
Total liabilities	26,986.6	26,467.7
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: 2015 - 184,028,511; 2014 - 203,324,458)	1.8	2.0
Additional paid-in capital	3,386.8	3,732.4
Accumulated other comprehensive income	402.8	825.3
Retained earnings	347.1	128.5
Total shareholders' equity	4,138.5	4,688.2
Total liabilities and shareholders' equity	$31,125.1	$31,155.9

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CNO Financial (8)
February 10, 2016

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share data)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Insurance policy income	$638.8	$632.7	$2,556.0	$2,629.7
Net investment income:
General account assets	303.2	305.4	1,203.6	1,301.0
Policyholder and reinsurer accounts and other special-purpose portfolios	29.2	43.5	30.0	126.4
Realized investment gains (losses):
Net realized investment gains (losses), excluding impairment losses	2.5	9.5	(8.0)	64.0
Other-than-temporary impairments:
Total other-than-temporary impairment losses	(18.3)	(12.6)	(42.9)	(27.3)
Portion of other-than-temporary impairment losses recognized in accumulated other comprehensive income	—	—	3.0	—
Net impairment losses recognized	(18.3)	(12.6)	(39.9)	(27.3)
Gain on dissolution of a variable interest entity	—	—	11.3	—
Total realized gains (losses)	(15.8)	(3.1)	(36.6)	36.7
Fee revenue and other income	14.2	21.5	58.9	50.9
Total revenues	969.6	1,000.0	3,811.9	4,144.7
Benefits and expenses:
Insurance policy benefits	551.9	639.3	2,308.3	2,586.2
Loss on sale of subsidiary, (gain) loss on reinsurance transactions and transition expenses	—	(2.9)	9.0	239.8
Interest expense	24.2	22.0	94.9	92.8
Amortization	64.4	50.0	260.0	247.4
Loss on extinguishment or modification of debt	—	—	32.8	.6
Other operating costs and expenses	168.8	215.7	739.2	802.8
Total benefits and expenses	809.3	924.1	3,444.2	3,969.6
Income before income taxes	160.3	75.9	367.7	175.1
Income tax expense (benefit):
Tax expense on period income	55.5	26.1	129.5	159.2
Valuation allowance for deferred tax assets and other tax items	(32.5)	(34.1)	(32.5)	(35.5)
Net income	$137.3	$83.9	$270.7	$51.4
Earnings per common share:
Basic:
Weighted average shares outstanding	185,608,000	204,298,000	193,054,000	212,917,000
Net income	$.74	$.41	$1.40	$.24
Diluted:
Weighted average shares outstanding	187,951,000	206,943,000	195,166,000	217,655,000
Net income	$.73	$.41	$1.39	$.24

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CNO Financial (9)
February 10, 2016

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
EBIT FROM BUSINESS SEGMENTS
SUMMARIZED BY IN-FORCE AND NEW BUSINESS (7)
(Dollars in millions)

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
EBIT (5) from In-force and New Business
Bankers Life:
In-Force Business	$156.4	$139.5	$513.7	$532.0
New Business	(35.2)	(36.0)	(144.1)	(145.1)
Total	$121.2	$103.5	$369.6	$386.9

Washington National:
In-Force Business	$34.5	$24.1	$120.7	$122.9
New Business	(2.2)	(3.9)	(9.2)	(11.7)
Total	$32.3	$20.2	$111.5	$111.2

Colonial Penn:
In-Force Business	$14.8	$11.3	$53.6	$49.6
New Business	(8.1)	(8.5)	(48.0)	(48.8)
Total	$6.7	$2.8	$5.6	$.8

Total Business segments:
In-Force Business	$205.7	$174.9	$688.0	$704.5
New Business	(45.5)	(48.4)	(201.3)	(205.6)
Total EBIT from business segments	$160.2	$126.5	$486.7	$498.9

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CNO Financial (10)
February 10, 2016

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
SEGMENT OPERATING RESULTS
(Dollars in millions, except per share data)

	Year ended
	December 31,
	2015	2014
EBIT (5):
Bankers Life	$369.6	$386.9
Washington National	111.5	111.2
Colonial Penn	5.6	.8
EBIT from business segments	486.7	498.9
Corporate Operations, excluding corporate interest expense	(18.9)	(27.6)
EBIT	467.8	471.3
Corporate interest expense	(45.0)	(43.9)
Operating earnings before taxes	422.8	427.4
Tax expense on operating income	148.1	150.5
Net operating income (1)	274.7	276.9
Earnings of CLIC prior to being sold (net of taxes)	—	15.2
Net loss on sale of CLIC and gain on reinsurance transactions (including impact of taxes)	—	(269.7)
Net realized investment gains (losses) (net of related amortization and taxes)	(30.8)	21.4
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	7.7	(23.4)
Fair value changes related to agent deferred compensation plan (net of taxes)	9.8	(17.4)
Loss on extinguishment or modification of debt (net of taxes)	(21.3)	(.4)
Valuation allowance for deferred tax assets and other tax items	32.5	54.9
Other	(1.9)	(6.1)
Net income	$270.7	$51.4

Per diluted share:
Net operating income	$1.41	$1.27
Earnings of CLIC prior to being sold (net of taxes)	—	.07
Net loss on sale of CLIC and gain on reinsurance transactions (including impact of taxes)	—	(1.24)
Net realized investment gains (losses) (net of related amortization and taxes)	(.16)	.10
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	.04	(.11)
Fair value changes related to agent deferred compensation plan (net of taxes)	.05	(.08)
Loss on extinguishment or modification of debt (net of taxes)	(.11)	—
Valuation allowance for deferred tax assets and other tax items	.17	.25
Other	(.01)	(.02)
Net income	$1.39	$.24
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CNO Financial (11)
February 10, 2016

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NET OPERATING INCOME EXCLUDING SIGNIFICANT ITEMS*
(Dollars in millions, except per share data)

	Three months ended
	December 31, 2014*
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$103.5	$(9.0)	$94.5
Washington National	20.2	10.0	30.2
Colonial Penn	2.8	—	2.8
EBIT from business segments	126.5	1.0	127.5
Corporate Operations, excluding corporate interest expense	(8.8)	—	(8.8)
EBIT (5)	117.7	1.0	118.7
Corporate interest expense	(10.8)	—	(10.8)
Operating earnings before taxes	106.9	1.0	107.9
Tax expense on operating income	37.8	.4	38.2
Net operating income	$69.1	$.6	$69.7

Net operating income per diluted share	$.34	$—	$.34

* This table summarizes the financial impacts of significant items (as described in the segment results section of this press release) on our 4Q14 net operating income.

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CNO Financial (12)
February 10, 2016

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
COLLECTED PREMIUMS
FROM OPERATING SEGMENTS
(Dollars in millions)

	Three months ended
	December 31,
	2015	2014
Bankers Life:
Medicare supplement	$192.6	$201.6
Long-term care	116.9	126.7
Supplemental health	4.9	4.6
Other health	1.7	2.0
Life	110.7	115.5
Annuity	227.7	209.5
Total	654.5	659.9
Washington National:
Supplemental health and other health	138.1	133.9
Medicare supplement	17.9	22.1
Life	7.1	6.7
Annuity	.5	.5
Total	163.6	163.2
Colonial Penn:
Life	65.2	60.5
Supplemental health	.8	.8
Total	66.0	61.3
Total collected premiums from segments	$884.1	$884.4

NEW ANNUALIZED PREMIUMS (2)
(Dollars in millions)

	Three months ended
	December 31,
	2015	2014
Bankers Life:
Medicare supplement	$27.6	$28.6
Long-term care	6.7	5.8
Supplemental health	1.6	1.8
Life	19.6	24.9
Annuity	13.6	12.5
Total	69.1	73.6
Washington National:
Supplemental health	24.1	24.1
Life	2.2	2.2
Total	26.3	26.3
Colonial Penn:
Life	15.6	14.9
Total	15.6	14.9
Total new annualized premiums	$111.0	$114.8

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CNO Financial (13)
February 10, 2016

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	December 31,
	2015	2014
Bankers Life:
Medicare Supplement:
Earned premium	$192 million	$193 million
Benefit ratio (8)	70.8%	70.0%
Long-Term Care:
Earned premium	$119 million	$124 million
Benefit ratio (8)	137.1%	131.8%
Interest-adjusted benefit ratio (a non-GAAP measure) (9)	79.6%	77.8%
Washington National:
Medicare Supplement:
Earned premium	$17 million	$21 million
Benefit ratio (8)	63.8%	62.0%
Supplemental health:
Earned premium	$138 million	$132 million
Benefit ratio (8)	81.8%	79.1%
Interest-adjusted benefit ratio (a non-GAAP measure) (9)	57.5%	54.4%

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CNO Financial (14)
February 10, 2016

NOTES

(1)
Management believes that an analysis of Net income applicable to common stock before: (i) the net loss on the sale of CLIC and gain (loss) on reinsurance transactions; (ii) the earnings of CLIC prior to being sold; (iii) net realized investment gains or losses, net of related amortization and taxes; (iv) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and taxes; (v) fair value changes related to the agent deferred compensation plan, net of taxes, (vi) loss on extinguishment or modification of debt, net of taxes; (vii) changes in the valuation allowance for deferred tax assets; and (viii) other non-operating items consisting primarily of equity in earnings of certain non-strategic investments and earnings attributable to variable interest entities, net of taxes ("Net operating income," a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals. Net realized investment gains or losses include: (i) gains or losses on the sales of investments; (ii) other-than-temporary impairments recognized through net income; and (iii) changes in fair value of certain fixed maturity investments with embedded derivatives. A reconciliation of Net operating income to Net income applicable to common stock is provided in the tables on pages 2 and 10. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO's website, www.CNOinc.com.

(2)
Measured by new annualized premium, which includes 6% of annuity and 10% of single premium whole life deposits and 100% of all other premiums. Medicare Advantage sales are not comparable to other sales and are therefore excluded in all periods.

(3)
Collected premiums from our core operating segments include premiums collected in our Bankers Life, Washington National and Colonial Penn segments. Collected premiums from all sources were $3,403.9 million in 2015, down .8 percent from 2014 (including $71.2 million in 2014 related to CLIC's operations prior to its sale).

(4)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for debt-to-total capital were 18.0% and 14.3% at December 31, 2015 and 2014, respectively.

(5)
Management believes that an analysis of earnings before the net loss on the sale of CLIC and gain (loss) on reinsurance transactions, the earnings of CLIC prior to being sold, net realized investment gains (losses), fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, fair value changes related to the agent deferred compensation plan, loss on extinguishment or modification of debt, other non-operating items, corporate interest expense and taxes ("EBIT," a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because these items are unrelated to the company's underlying fundamentals. A reconciliation of EBIT to Net Income applicable to common stock is provided in the tables on pages 2 and 10.

(6)
Book value per diluted share reflects the potential dilution that could occur if outstanding stock options and warrants were exercised, restricted stock and performance units were vested and convertible securities were converted. The dilution from options, warrants, restricted shares and performance units is calculated using the treasury stock method. Under this method, we assume the proceeds from the exercise of the options and warrants (or the unrecognized compensation expense with respect to restricted stock and performance units) will be used to purchase shares of our common stock at the closing market price on the last day of the period. The dilution from convertible securities is calculated assuming the securities were converted on the last day of the period. In addition, the calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for book value per common share were $22.49 and $23.06 at December 31, 2015 and 2014, respectively.

(7)
Management believes that an analysis of EBIT, separated between in-force and new business provides increased clarity around the value drivers of our business, particularly since the new business results are significantly impacted by the rate of sales, mix of business and the distribution channel through which new sales are made. EBIT from new business includes pre-tax revenues and expenses associated with new sales of our insurance products during the first year after the sale is completed. EBIT from in-force business includes all pre-tax revenues and expenses associated with sales of insurance products that were completed more than one year before the end of the reporting period. The allocation of certain revenues and expenses between new and in-force business is based on estimates, which we believe are reasonable.

(8)	The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.

(9)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less imputed interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by the imputed interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the effects of such interest income offset (which is equal to the tabular interest on the related insurance liabilities). Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional

CNO Financial (15)
February 10, 2016

information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO Financial's website, www.CNOinc.com.

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic," "guidance," "outlook" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) expectations of lower future investment earnings may cause us to accelerate amortization, write down the balance of insurance acquisition costs or establish additional liabilities for insurance products; (iii) general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (v) our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products; (vi) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vii) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (viii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (ix) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (x) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (xi) our assumption that the positions we take on our tax return filings will not be successfully challenged by the Internal Revenue Service; (xii) changes in accounting principles and the interpretation thereof; (xiii) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xiv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xv) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xvi) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xvii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xviii) our ability to maintain effective controls over financial reporting; (xix) our ability to continue to recruit and retain productive agents and distribution partners; (xx) customer response to new products, distribution channels and marketing initiatives; (xxi) our ability to achieve additional upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xxii) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; (xxiii) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets; (xxiv) availability and effectiveness of reinsurance arrangements, as well as any defaults or failure of reinsurers to perform; (xxv) the performance of third party service providers and potential difficulties arising from outsourcing arrangements; (xxvi) the growth rate of sales, collected premiums, annuity deposits and assets; (xxvii) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (xxviii) events of terrorism, cyber attacks, natural disasters or other catastrophic events, including losses from a disease pandemic; (xxix) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; and (xxx) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

Contact:	(News Media) Barbara Ciesemier +1.312.396.7461
(Investors) Erik Helding +1.317.817.4760

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